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April 12, 2007

Dear Fellow Shareholder:

We are very pleased that 2006 was another successful year for us in our efforts to sustain profitable growth through further diversification, product development and acquisitions. In fact, 2006 marked the third time in four years that Arrhythmia Research Technology achieved record consolidated net income and net income per share, $2,164,000 and $0.81, respectively, and our third consecutive year of record income from operations as we increased to $3,216,000 in 2006. Consolidated sales revenues increased 50% to $19,318,000, our highest revenue results in ten years and third highest in the Company’s history.

Micron Products, Inc.

Our principal operating subsidiary, Micron Products, Inc. (“Micron”), despite an increasingly competitive marketplace, remains the world’s leading manufacturer of silver-plated sensors, non-silver plated conductive resin sensors, and custom designed and coated sensors used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. We have successfully implemented our product development and diversification plans at Micron. Recently, we announced that Micron had entered into an exclusive three-year supply agreement with Ambu A/S (Copenhagen: AMBU) to produce silver/silver chloride and non-silver plated conductive resin medical electrophysiological sensors as well as other products being produced or under development by Ambu. We are very pleased to have been chosen by Ambu as the manufacturer of these critical components for their monitoring and diagnostic electrodes, especially the highly regarded Blue Sensor and Neuroline Cup product lines.

Micron’s New England Molders (“NEM”) division, formed in 2004, experienced tremendous growth in 2006. NEM’s revenue and earnings contribution increased approximately 70% and 115%, respectively, over its 2005 results, producing a wide variety of custom injection molded consumable medical products, medical device and equipment components, as well as other products for the consumer, electronics and aerospace industries. The division also successfully consummated two three-year customer supply agreements which further diversify its product offerings:

IDEXX Laboratories (Nasdaq: IDXX), a market leader in veterinary diagnostic testing solutions selected NEM to manufacture consumable plastic injection molded products for IDEXX’s production animal services division. NEM will also provide manufacturing services from product development to production of complex consumable test products for IDEXX.

Molecular Diagnostics division of Osmetech plc (LSE: OMH) selected NEM to provide manufacturing services for consumable components used in Osmetech’s OPTI TUBE™ and OPTI GENE™ product lines. The expansion into test products for the molecular diagnostics industry is a significant complement to the current line of high quality medical products Micron manufactures.

As part of our product diversification efforts, Micron formed in early 2006 a new division, Micron Integrated Technologies (“MIT”), specializing in the production of metal and plastic components for the medical and defense industries. The resulting expansion of Micron’s offerings better serves our existing customer base and allows for diversification into new markets. MIT provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.

In an effort to continue to expand and diversify our capabilities, Micron completed the purchase of substantially all of the operating assets of privately-held Leominster Tool Company, Inc. of Leominster, Massachusetts on January 3, 2007. We believe that the new Leominster Tool division is an excellent fit for Micron operationally, financially and strategically. The division provides vertical integration of our mold design and manufacturing capabilities with Micron’s proprietary sensor product line, with the custom injection molding of our NEM division and with the product life cycle management of our MIT division. The division will continue to enjoy the loyalty of its customer base outside of the Micron family of companies.

Micron’s diversification into high volume custom injection molded components through the NEM division, its manufacturing, assembly and value added services through the MIT division, and its acquisition of the Leominster Tool division in the first quarter of 2007 have solidified Micron’s ongoing plan for sustained growth and profitability as we continue to build on our successes through organic growth and through strategic acquisitions.

Arrhythmia Research Technology, Inc.

We were very excited to announce in May of 2006 that Arrhythmia Research Technology had entered into a multiyear Research Agreement with the University of Rochester, Rochester, New York, to participate in a National Institutes for Health (“NIH”) funded investigation into “Risk Stratification in MADITT II Type Patients.” The inclusion of ART’s proprietary SAECG technology products in this study is a significant event for the Company. The technology is one of the clinical variables to stratify the risk of arrhythmias and sudden cardiac death for the purpose of identifying patients with increased benefit from implantable cardiac defibrillator therapy. The Company’s SAECG software platform has long been recognized as the “gold standard” in signal averaging and we are excited about the prospects that could result from the study for licensing the Windows® version of Predictor® SAECG analysis software to original equipment manufacturers for inclusion in existing systems.

Looking Ahead

The Company has begun a new fiscal year at an unprecedented level of financial strength and is poised for continued growth. We are committed to sustaining the expansion of the Company in the years to come through product development, diversification and acquisition. We look forward to 2007 with confidence and optimism that the Company can continue to prosper with the continued support of our loyal customers and shareholders and dedicated employees.

/s/  James E. Rouse
James E. Rouse
President & Chief Executive Officer